Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Pressure Biosciences, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2008, relating to the consolidated financial statements of Pressure BioSciences, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ UHY LLP

Boston, MA
November 14, 2008